                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             _____________________

                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                             (Amendment No._____)*


                                Selectica, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, $.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   816288104
                        ------------------------------
                                 (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 816288104
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      DRAPER FISHER ASSOCIATES FUND IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      CALIFORNIA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          1,956,455
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          1,956,455
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,641,573
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      PN
------------------------------------------------------------------------------

  CUSIP NO. 816288104
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      DRAPER FISHER MANAGEMENT COMPANY IV, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      CALIFORNIA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          1,966,946
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          1,966,946
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,641,573
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      OO
------------------------------------------------------------------------------

  CUSIP NO. 816288104
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      TIMOTHY C. DRAPER
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            232,384

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          2,129,642
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             232,384

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,129,642
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,641,573
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

  CUSIP NO. 816288104
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      JOHN H.N. FISHER
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            207,950

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          2,114,206
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             207,950

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,114,206
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,641,573
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

  CUSIP NO. 816288104
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      STEPHEN T. JURVETSON
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            71,597

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          2,114,206
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             71,597

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8.
                          2,114,206
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,641,573
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

  CUSIP NO. 816288104
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      DRAPER FISHER PARTNERS IV, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      CALIFORNIA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          147,260
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8.
                          147,260
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,641,573
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      OO
------------------------------------------------------------------------------

  CUSIP NO. 816288104
           -----------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      JABE, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      CALIFORNIA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          15,436
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8.
                          15,436
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,641,573
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      7.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      OO
------------------------------------------------------------------------------

Item 1(a) Name of Issuer:  Selectica, Inc.

Item 1(b) Address of Issuer's principal executive offices:

          3 West Plumeria Drive, San Jose, CA 95134

Item 2(a) Name of person filing:

          Draper Fisher Associates Fund IV, L.P.
          Draper Fisher Management Company IV, LLC
          Timothy C. Draper
          John H.N. Fisher
          Stephen T. Jurvetson
          Draper Fisher Partners IV, LLC
          JABE, LLC

Item 2(b) Address of principal business office or, if none, residence:

          400 Seaport Court, Suite 250, Redwood City, CA  94063


Item 2(c) Citizenship:

          Draper Fisher Associates Fund IV, L.P.                California
          Draper Fisher Management
            Company IV, LLC                                     California
          Timothy C. Draper                                     United States
          John H.N. Fisher                                      United States
          Stephen T. Jurvetson                                  United States
          Draper Fisher Partners IV, LLC                        California
          JABE, LLC

Item 2(d) Title of class of securities:     Common Stock

Item 2(e) CUSIP No.:    816288104

Item 3. If this statement is filed pursuant to (S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).
     (b)  [_] Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).
     (c) [_] Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).
     (d) [_] Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

     (e)  [_] An investment adviser in accordance with (S)
              240.13d-1(b)(1)(ii)(e);
     (f)  [_] An employee benefit plan or endowment fund in accordance with
              (S) 240.13d-1(b)(1)(ii)(f);
     (g)  [_] A parent holding company or control person in accordance with
              (S) 240.13d-1(b)(1)(ii)(g);
     (h) [_] A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);
     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);
     (j)  [_] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(j).

Item 4. Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     See rows 5 through 11 of cover pages.

Item 5.   Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

               Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

               Not Applicable.

Item 9.   Notice of Dissolution of Group.

               Not Applicable.

Item 10.  Certifications.

     Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or (c).

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001           Draper Fisher Associates Fund IV, L.P.

                                   By:  /s/ Tim Draper
                                        ---------------------------------------
                                        Name:  Tim Draper

                                        Title: Managing Director

                                   Draper Fisher Management Company IV, LLC

                                   By:  /s/ Tim Draper
                                        ---------------------------------------
                                        Name:  Tim Draper

                                        Title: Managing Director

                                   /s/ Tim Draper
                                   --------------------------------------------
                                   Timothy C. Draper

                                   /s/ John H.N. Fisher
                                   --------------------------------------------
                                   John H.N. Fisher

                                   /s/ Stephen T. Jurvetson
                                   --------------------------------------------
                                   Stephen T. Jurvetson

                                   Draper Fisher Partners IV, LLC

                                   By:  /s/ Tim Draper
                                        ---------------------------------------
                                        Name:  Tim Draper

                                        Title: Managing Director

                                   JABE, LLC

                                   By:  /s/ Tim Draper
                                        ---------------------------------------
                                        Name:  Tim Draper

                                        Title: Managing Director

                                 Exhibit Index

Exhibit   Description

99.1      Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith